Exhibit 99.1

Cypherpunk Technologies Reports First Quarter 2026 Financial Results

Cambridge, MA – May 14, 2026 – Cypherpunk Technologies Inc., (Nasdaq: CYPH) ("Cypherpunk"), today reported financial results for the first quarter ended March 31, 2026.

"Since the start of 2026, Cypherpunk has advanced the mission to become a leading privacy technology company with a digital asset treasury strategy focused on Zcash by making our first privacy technology investment and increasing our treasury holdings to 314,185.70 ZEC,” said Douglas E. Onsi, President and CEO of Cypherpunk Technologies. “At AACR 2026, our Leap Therapeutics subsidiary presented a new DKK1 biomarker assay developed to support the selection of patients likely to benefit from sirexatamab therapy, along with the positive outcomes from our DeFianCe colorectal cancer study generated in patients with high DKK1 levels. In addition, sirexatamab received Fast Track designation from the FDA in May 2026.”

“Privacy-protecting assets and related technologies will be critical in the increasingly digital and AI driven world. Our $5 million investment in Zcash Open Development Labs (ZODL), the core developers of the Zcash Network and Zodl, the leading Zcash wallet, reflects our commitment to supporting the Zcash ecosystem and to building innovative companies that make the promise of private digital money a reality,” said Will McEvoy, Chief Investment Officer of Cypherpunk.

Cypherpunk Highlights:

•	Increased Zcash treasury holdings to 314,185.70 ZEC

o	From the last update on April 15, 2026 through May 13, 2026, Cypherpunk purchased an additional 10,279.30 ZEC for $5 million at an average purchase price of $486.41 per ZEC.

o	As of May 13, 2026, Cypherpunk held a total of 314,185.70 ZEC at an average purchase price of $337.86, representing approximately 1.88% of the total circulating supply of the Zcash network.

o	ZEC is a digital currency that can be transmitted over a peer-to-peer payment system. Zcash uses a cryptographic method called “zero-knowledge proofs” to allow users to engage in financial transactions while maintaining greater privacy.

•	Invested $5 million into Zcash Open Development Labs (ZODL)

o	In March 2026, Cypherpunk expanded its holdings with a $5 million investment in ZODL, alongside key investors including a16z, Winklevoss Capital, Coinbase, Paradigm, Chapter One, David Friedberg, Balaji Srinivasan, and others. This marked Cypherpunk’s first technology investment outside of ZEC. ZODL, which houses the top Zcash wallet, Zodl, aims to make Zcash easier to use with continued development of the wallet and support of the Zcash protocol.

•	Launched new website and investor dashboard at cypherpunk.com

o	The Company launched its new website and investor dashboard at cypherpunk.com. The dashboard provides shareholders with direct visibility into the Company's key metrics, ZEC holdings, other privacy investments, and Zcash network metrics.

Leap Therapeutics Subsidiary Highlights:

•	Sirexatamab received Fast Track designation from FDA

o	In May 2026, the U.S. Food and Drug Administration (FDA) granted Fast Track designation to sirexatmab in combination with fluoropyrimidine plus oxaliplatin- or irinotecan-based chemotherapy and bevacizumab, for the treatment of patients with DKK1-high metastatic colorectal cancer whose disease has progressed following one prior systemic therapy.

o	The Fast Track program is intended to facilitate the development and expedite the review of drug candidates and vaccines that treat serious conditions and fill an unmet medical need. Programs with Fast Track designation may benefit from frequent communication with the FDA, in addition to a rolling submission of the marketing application.

•	Presented new plasma DKK1 biomarker assay and results based on Part B of the DeFianCe study of sirexatamab plus bevacizumab and chemotherapy in colorectal cancer (“CRC”) patients at the American Association for Cancer Research (AACR) 2026:

o	At AACR 2026 in April, the Company presented a new plasma DKK1 biomarker assay that could be used as a companion diagnostic to select patients who would benefit from treatment with sirexatamab, the Company’s anti-DKK1 monoclonal antibody.

o	The new plasma DKK1 biomarker assay was used to test the patient samples from Part B of the DeFianCe study, a Phase 2 study of sirexatamab in combination with bevacizumab and chemotherapy compared to bevacizumab and chemotherapy in patients with microsatellite stable CRC who have received one prior systemic therapy for advanced disease.

o	Sirexatamab demonstrated a statistically significant benefit on overall response rate (“ORR”) and overall survival (“OS”) in patients with high levels of DKK1 using the new plasma DKK1 biomarker assay.

o	50% of patients had DKK1-high levels > 380 pg/ml, and in this subgroup of patients (n=87):

▪	ORR was 42% (including one complete response) in the Sirexatamab Arm vs. 16% ORR in the Control Arm, p-value = 0.003.

▪	mOS was not reached in the Sirexatamab Arm vs. 14.39 months in the Control Arm, HR 0.47, p-value = 0.0244.

o	DKK1 plasma levels from patients in the DeFianCe study were similar to commercially acquired CRC patient samples.

Selected First Quarter 2026 Financial Results

Net loss was $77.2 million for the first quarter 2026, compared to $15.4 million for the first quarter of 2025. The increase was primarily due to unrealized losses on the fair value of the Company's ZEC treasury holdings which are marked to market at the end of each period. During the first quarter of 2026, the price of ZEC declined from $508.09 to $240.47.

Research and development expenses were $0.2 million for the three months ended March 31, 2026, compared to $12.9 million for the same period in 2025. The decrease for the three months ended March 31, 2026 was primarily due to a decrease in clinical trial costs and manufacturing costs due to the completion of our clinical trials.

General and administrative expenses were $4.7 million for the three months ended March 31, 2026, compared to $3.0 million for the same period in 2025. The increase for the three months ended March 31, 2026 was primarily due to an increase in stock-based compensation expense due to RSUs granted to employees and directors.

During the three months ended March 31, 2026, the Company recorded a $77.6 million unrealized loss on the change in fair value of the Company’s ZEC treasury holdings as the price of ZEC declined during the first quarter of 2026 from $508.09 to $240.47.

Cash and cash equivalents totaled $6.7 million on March 31, 2026, and ZEC treasury holdings, categorized as digital asset receivable, totaled $73.8 million based on the ZEC price of $240.47 on March 31, 2026.

About Cypherpunk

Cypherpunk Technologies is a privacy technology company. The Company's mission is to advance technologies that guarantee privacy for humans on the internet. Cypherpunk pursues this mission through two primary strategies: accumulating Zcash (ZEC); and investing in, acquiring, and building technologies that push the frontier of privacy forward. Additionally, through its subsidiary Leap Therapeutics, the Company is developing novel therapies for patients with cancer, continuing the development of sirexatamab and FL-501. For more information about the Company, visit our websites at http://www.cypherpunk.com and http://www.leaptx.com or view our public filings with the SEC that are available via EDGAR at http://www.sec.gov.

About Winklevoss Capital

Winklevoss Capital is an investment firm founded in 2012 by Cameron and Tyler Winklevoss that invests in frontier technologies.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of words such as "anticipate," "expect," "plan," "could," "may," "will," "believe," "estimate," "forecast," "goal," "project," and other words of similar meaning. Forward-looking statements address various matters including statements relating to the value of the Company’s ZEC holdings, the investment in ZODL, or digital assets held or to be held by the Company, the expected future market, price, and liquidity of ZEC or other digital assets the Company acquires, the macro and political conditions surrounding Zcash or digital assets, the Company’s plan for value creation and strategic advantages, market size and growth opportunities, regulatory conditions, competitive position and the interest of other corporations in similar business strategies, technological and market trends, and future financial condition and performance. Risks and uncertainties of the digital asset treasury strategy include, among others: (a) risks relating to the Company’s operations and business, including the highly volatile nature of the price of ZEC; (b) the risk that material changes in the price of ZEC, such as decreases in price, will result in significant changes to the Company’s financial statements, such as unrealized losses on fair value of ZEC holdings and net loss; (c) the risk that the price of the Company’s Common Stock may be highly correlated to the price of ZEC; (d) the risk that the Company will fail to realize the anticipated benefits of the ZEC digital asset treasury strategy or the investment in ZODL; (e) risks related to the custody of our ZEC and our reliance on Gemini Space Station and its affiliates for trading and custody services; (f) changes in business, market, financial, political and regulatory conditions; (g) risks related to increased competition in the industries in which the Company does and will operate; (h) risks relating to significant legal, commercial, regulatory and technical uncertainty regarding digital assets generally; (i) risks relating to the treatment of crypto assets for U.S. and foreign tax purposes; and (j) the ability to comply with the continued listing requirements of the Nasdaq Capital Market. With respect to our biotechnology operations, important factors that could cause actual results to differ materially from our plans, estimates or expectations could include, but are not limited to: (i) our ability and plan to develop and commercialize sirexatamab; (ii) our estimates regarding our capital requirements and our ability to raise additional financing to support continued development; (iii) the success of other competing therapies that may become available; (iv) the manufacturing capacity for sirexatmab; and (v) our ability to maintain and protect our intellectual property rights.

New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. The Company may not actually achieve the forecasts disclosed in such forward-looking statements, and you should not place undue reliance on such forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to those set forth under the caption "Risk Factors" in the Company’s most recent Annual Report on Form 10-K filed with the SEC, or as may be included in other reports or information we file with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in its subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither the Company, nor any of its affiliates, advisors or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

CONTACT:

Douglas E. Onsi

President & Chief Executive Officer

Cypherpunk Technologies Inc.

617-714-0360

For Investors:

Matthew DeYoung

Investor Relations

Argot Partners

212-600-1902

leap@argotpartners.com

For Media:

Jacqueline Ortiz Ramsey

It Factor Strategies

954-294-3249

jacqueline@itfactorstrategies.com

Cypherpunk Technologies Inc.

Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	(Unaudited)
	Three Months Ended March 31
	2026	2025
Operating expenses:
Research and development	$161	$12,911
General and administrative	4,656	3,006
Total operating expenses	4,817	15,917
Loss from operations	(4,817)	(15,917)
Interest income	95	437
Interest expense	(7)	(6)
Australian research and development incentives	-	55
Change in fair value of embedded derivative	(77,555)	-
Foreign currency loss	-	(4)
Loss before income taxes	(82,284)	(15,435)
Benefit from income taxes	5,118	-
Net loss attributable to common stockholders	$(77,166)	$(15,435)

Net loss per share
Basic and diluted	$(0.46)	$(0.37)

Weighted average common shares outstanding
Basic and diluted	168,103,535	41,268,894

Cypherpunk Technologies Inc.
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	March 31,	December 31,
	2026	2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,689	$14,035
Digital assets receivable	73,849	147,404
Research and development incentive receivable	616	602
Prepaid expenses and other current assets	768	40
Total current assets	81,922	162,081

Right of use assets, net	38	38
Deferred costs	385	401
Deposits	33	662
Other investment	5,000	-
Total assets	$87,378	$163,182
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$516	$1,981
Accrued expenses	1,966	2,067
Income tax payable	483	472
Lease liability	38	38
Total current liabilities	3,003	4,558

Non-current liabilities:
Deferred tax liability	-	5,118
Total liabilities	3,003	9,676

Stockholders' equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	-	-
Common stock, $0.001 par value; 490,000,000 shares authorized; 93,927,528 and 83,851,051 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	94	84
Stock subscription receivable	-	(150)
Additional paid-in capital	624,082	616,216
Accumulated other comprehensive loss	(86)	(95)
Accumulated deficit	(539,715)	(462,549)
Total stockholders’ equity	84,375	153,506
Total liabilities and stockholders' equity	$87,378	$163,182

Cypherpunk Technologies Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	(Unaudited)
	Three Months Ended March 31,
	2026	2025
Cash used in operating activities	$(3,430)	$(14,480)
Cash used in investing activities	(9,000)	-
Cash provided by (used in) financing activities	5,075	(61)
Effect of exchange rate changes on cash and cash equivalents	9	5
Net decrease in cash and cash equivalents	(7,346)	(14,536)
Cash and cash equivalents at beginning of period	14,035	47,249
Cash and cash equivalents at end of period	$6,689	$32,713